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                                                                 Exhibit 23(b)
                                                                 -------------




                        Consent of Independent Auditors
                        -------------------------------




The Board of Directors
Samsonite Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 of Samsonite Corporation for the Samsonite Employee Savings Plan, Samsonite Employee Savings Trust and Samsonite Corporation's Employee Stock Purchase Plan, of our report dated March 19, 1996, relating to the consolidated balance sheets of Samsonite Corporation and subsidiaries as of January 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended January 31, 1996 and 1995, for the seven months ended January 31, 1994, and for the five months ended June 30, 1993, and the related financial statement schedule, which report appears in the January 31, 1996, annual report on Form 10-K of Samsonite Corporation.

Our report contains an explanatory paragraph that states that the Company's former parent, Astrum International Corp., was required to establish a new basis of accounting and adjust the recorded amounts of assets and liabilities to their fair market values at June 30, 1993. The Company's consolidated financial statements include the continuing impact of the recapitalization. As a result, the consolidated financial statements for periods subsequent to June 30, 1993 are presented on a different cost basis than for prior periods and, therefore, are not comparable.



                                             KPMG Peat Marwick LLP


Denver, Colorado
January 3, 1997